State of Delaware
Secretary of State
Division of Corporations
Delivered 04:35 PM 10/29/2008
FILED 04:23 PM 10/29/2008
SRV 081077053 - 0224906 FILE

CERTIFICATE
FOR RENEWAL AND REVIVAL OF CHARTER

PLANTATION LIFECARE DEVELOPERS, INC., a corporation organized under the laws of Delaware, the charter of which was forfeited pursuant to Section 136(b) of the General Corporation Law of the State of Delaware, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

1. The name of the corporation is **PLANTATION LIFECARE DEVELOPERS, INC.**

2. Its registered office in the State of Delaware is located at 3500 South DuPont Highway, City of Dover, Zip Code 19901, County of Kent. The name of its registered agent at that address is Incorporating Services, Ltd.

3. The date of filing of the original Certificate of Incorporation was October 26, 1927.

4. The date when restoration, renewal, and revival of the charter of this company is to commence is the 21st day of June, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

5. This corporation was duly organized and carried on the business authorized by its charter until the 22nd day of June, A.D. **2008**, at which time its charter became forfeited pursuant to Section 136(b) of the General Corporation Law of the State of Delaware and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters, John F. Passalaqua the last and action authorized officer of **PLANTATION LIFECARE DEVELOPERS, INC.** has hereunto set their hand to this certificate this 25th day of September, A.D. 2008.

By: John F. Passalaqua

Printed Name: John F. Passalaqua

Title: Authorized Officer